UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 22, 2010

VIVUS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33389	94-3136179
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1172 CASTRO STREET

MOUNTAIN VIEW, CA 94040

(Address of principal executive offices, including zip code)

(650) 934-5200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Compensation Arrangements for Non-Employee Directors

On January 22, 2010, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of VIVUS, Inc. (the “Company”) approved a new cash compensation arrangement for the Company’s non-employee directors, with the existing equity compensation arrangement remaining unchanged.  The new arrangement will go into effect as of January 1, 2010.  Under this arrangement, each non-employee director will receive an annual retainer of $93,713, with the lead director receiving an additional $15,000 per year, the chairman of the Compensation Committee receiving an additional $15,000 per year and the chairman of the Audit Committee of the Board of Directors receiving an additional $20,000 per year.  The annual retainers are paid in equal quarterly installments.

On January 22, 2010, the Compensation Committee also approved a stock option grant for each of Charles J. Casamento, Mark B. Logan, Linda M. Dairiki Shortliffe, M.D. and Graham Strachan exercisable for 25,000 shares of the Company’s common stock.  The shares subject to the stock options vest and become exercisable at a rate of 12.5% per month on the first day of each month following the date of grant, subject to the option holder’s continued services to the Company on such dates.  Each stock option has an exercise price of $8.91 per share, a 10 year term from the date of grant and an exercise period equal to 12 months from termination of the option holder’s services to the Company.

(e)  Cash Bonus Payments and Stock Option Awards for Named Executives

On January 22, 2010, the Compensation Committee authorized and approved cash bonus payments pursuant to a Company employee annual bonus plan for fiscal year 2009 adopted on the same date (the “Bonus Plan”) and stock option awards to certain of the Company’s employees, including named executive officers Leland F. Wilson, Chief Executive Officer, Peter Y. Tam, President and Chief Operating Officer, Timothy E. Morris, Vice President, Finance and Chief Financial Officer, Guy P. Marsh, Vice President, U.S. Operations and General Manager and Wesley W. Day, Ph.D., Vice President, Clinical Development.  The bonus payment and stock option award for Mr. Wilson were also authorized and approved pursuant to the terms of the employment agreement between the Company and Leland F. Wilson dated December 20, 2007, as amended on January 23, 2009 (the “Employment Agreement”).  The following table sets forth the specific cash bonus payments and stock option awards authorized and approved for each of Messrs. Wilson, Tam, Morris, Marsh and Dr. Day:

	Cash Bonus	Option
Named Executive Officers (1)	Payments	Awards (2)
Leland F. Wilson	$266,063	300,000	(2)
Peter Y. Tam	$159,051	100,000	(2)
Timothy E. Morris	$117,131	80,000	(2)
Guy P. Marsh	$103,664	60,000	(2)
Wesley W. Day, Ph.D.	$88,164	40,000	(2)

(1)

These officers include individuals who will be listed as named executive officers in the Company’s proxy statement to be filed in connection with its 2010 annual meeting of stockholders as well as the individuals who were listed as named executive officers in the Company’s proxy statement filed with the SEC on April 29, 2009.

(2)

The shares of common stock subject to each stock option shall vest and become exercisable over four (4) years as follows: 25% of the shares on the one (1) year anniversary of the date of grant, with one forty-eighth (1/48th) of the total number of shares subject to the option vesting and becoming exercisable at the end of each month thereafter, subject to the option holder’s continued services to the Company on such dates. Each stock option has an exercise price of $8.91 per share, a 10 year term from the date of grant and an exercise period equal to 12 months from termination of the option holder’s services to the Company.

The Compensation Committee, in its sole discretion, authorized and approved the cash bonuses for each of the named executive officers.  Bonuses were calculated using a formula that includes: (a) the individual’s salary, (b) the individual’s target bonus, and (c) such other discretionary factors as the Compensation Committee determined appropriate given the performance of the Company, and the participant’s contribution to the Company’s overall performance, including the achievement of various corporate objectives.

Increases to Base Salary Compensation for Named Executive Officers

On January 22, 2010, the Compensation Committee conducted its annual review of the base salaries of the Company’s officers and employees, including its named executive officers.  The review of Mr. Wilson’s base salary was also conducted pursuant to the terms of the Employment Agreement. The following table sets forth the 2010 annual base salaries authorized and approved for each of Messrs. Wilson, Tam, Morris, Marsh and Dr. Day:

Named Executive Officers (1)	2009 Base Salary	2010 Base Salary
Leland F. Wilson	$591,250	$680,813
Peter Y. Tam	$454,432	$477,154
Timothy E. Morris	$334,660	$351,393
Guy P. Marsh	$296,182	$310,991
Wesley W. Day, Ph.D.	$293,881	$306,224

(1)

These officers include individuals who will be listed as named executive officers in the Company’s proxy statement to be filed in connection with its 2010 annual meeting of stockholders as well as the individuals who were listed as named executive officers in the Company’s proxy statement filed with the SEC on April 29, 2009.

Other Compensation for Chief Executive Officer

On January 22, 2010, the Compensation Committee approved the increase of Mr. Wilson’s eligibility to receive annual cash incentive payments for the achievement of performance goals established by the Board of Directors or the Compensation Committee from 45% to 50% of Mr. Wilson’s annual base salary.  The Compensation Committee also approved the increase of Mr. Wilson’s paid vacation from four (4) weeks to six (6) weeks.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIVUS, INC.

By:	/s/ Lee B. Perry
Lee B. Perry
Vice President and Chief Accounting Officer

Date:  January 26, 2010